Exhibit 10.14

CONSULTING AGREEMENT

This Agreement is made effective as of July 01, 2019, by and between Bravo Multinational Inc, of 2020 General Booth Blvd Suite 230, Virginia Beach, Virginia 23454, and RSDI Enterprises, of XXXXXXX, Lansing, Michigan 48906.

In this Agreement, the party who is contracting to receive services shall be referred to as "Bravo Multinational Inc", and the party who will be providing the services shall be referred to as "Aldo Dalla-Vecchia". Aldo Dalla-Vecchia has a background in Consulting and is willing to provide services to Bravo Multinational Inc based on this background.

Bravo Multinational Inc desires to have services provided by Aldo Dalla-Vecchia. Therefore, the parties agree as follows:

1. DESCRIPTION OF SERVICES. Beginning on July 01, 2019, Aldo Dalla-Vecchia will provide the following services (collectively, the "Services"): General Consulting for Management

 2. PERFORMANCE OF SERVICES. The manner in which the Services are to be performed and the specific hours to be worked by Aldo Dalla-Vecchia shall be determined by Aldo Dalla-Vecchia. Bravo Multinational Inc will rely on Aldo Dalla-Vecchia to work as many hours as may be reasonably necessary to fulfill Aldo Dalla-Vecchia's obligations under this Agreement.

 3. PAYMENT. Bravo Multinational Inc will pay a fee to Aldo Dalla-Vecchia for the Services in the amount of $10,000.00. This fee shall be payable in a lump sum upon completion of the Services.

4. NEW PROJECT APPROVAL. Aldo Dalla-Vecchia and Bravo Multinational Inc recognize that Aldo Dalla-Vecchia's Services will include working on various projects for Bravo Multinational Inc. Aldo Dalla-Vecchia shall obtain the approval of Bravo Multinational Inc prior to the commencement of a new project.

 5. TERM/TERMINATION. This Agreement shall terminate automatically on September 30, 2019.

6. RELATIONSHIP OF PARTIES. It is understood by the parties that Aldo Dalla-Vecchia is an independent contractor with respect to Bravo Multinational Inc, and not an employee of Bravo Multinational Inc. Bravo Multinational Inc will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of Aldo Dalla-Vecchia.

7. INDEMNIFICATION. Aldo Dalla-Vecchia agrees to indemnify and hold harmless Bravo Multinational Inc from all claims, losses, expenses, fees including attorney fees, costs, and judgments that may be asserted against Bravo Multinational Inc that result from the acts or omissions of Aldo Dalla-Vecchia, Aldo Dalla-Vecchia's employees, if any, and Aldo Dalla-Vecchia's agents.

8. RETURN OF RECORDS. Upon termination of this Agreement, Aldo Dalla-Vecchia shall deliver all records, notes, data, memoranda, models, and equipment of any nature that are in Aldo Dalla-Vecchia's possession or under Aldo Dalla-Vecchia's control and that are Bravo Multinational Inc.'s property or relate to Bravo Multinational Inc.'s business.

9. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

IF for Bravo Multinational Inc:

Bravo Multinational Inc

Richard Kaiser

Secretary

2020 General Booth Blvd Suite 230

Virginia Beach, Virginia 23454

IF for Aldo Dalla-Vecchia:

RSDI Enterprises

XXXXXXXX

Lansing, Michigan 48906

Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

10. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

11. AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

12. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

13. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

14. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Michigan.

15. INTERRUPTION OF SERVICE. Either party shall be excused from any delay or failure in performance required hereunder if caused by reason of any occurrence or contingency beyond its reasonable control, including, but not limited to, acts of God, acts of war, fire, insurrection, laws proclamations, edits, ordinances or regulations, strikes, lock-outs or other serious labor disputes, riots, earthquakes, floods, explosions or other acts of nature. The obligations and rights of the party so excused shall be extended on a day-to-day basis for the time period equal to the period of such excusable interruption. When such events have abated, the parties' respective obligations hereunder shall resume. In the event the interruption of the excused party's obligations continues for a period in excess of thirty (30) days, either party shall have the right to terminate this Agreement upon ten (10) days' prior written notice to the other party.

16. ASSIGNMENT. Aldo Dalla-Vecchia agrees that it will not assign, sell, transfer, delegate or otherwise dispose of any rights or obligations under this Agreement without the prior written consent of Bravo Multinational Inc. Any purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of Bravo Multinational Inc with, or its merger into, any other corporation, or the sale by Bravo Multinational Inc of all or substantially all of its properties or assets, or the assignment by Bravo Multinational Inc of this Agreement and the performance of its obligations hereunder to any successor in interest or any Affiliated Company. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

This Agreement shall be signed on behalf of Bravo Multinational Inc by Richard Kasier, Secretary and on behalf of Aldo Dalla-Vecchia by Aldo Dalla-Vecchia, Principal and effective as of the date first above written. This Consulting Agreement is executed and agreed to by:

July 26, 2019

/s/ Richard Kaiser

 CFO/Director

July 26, 2019

/s/ALDO Dalla-Vecchia

President, RSDI Enterprises